SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2017

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Walgreens Boots Alliance, Inc. (“Walgreens Boots Alliance”) has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation to purchase up to 2 million shares of Walgreens Boots Alliance common stock at a price of $67.88 per share in cash. TRC Capital’s offering price is 4.38 percent below the closing price per share of Walgreens Boots Alliance common stock on November 10, 2017, the last trading day prior to the date of the offer to purchase, and 4.73 percent below the closing price of Walgreens Boots Alliance common stock on November 17, 2017, the last trading day prior to the date of this Form 8-K. The offer is for approximately 0.198 percent of the common shares outstanding as of September 30, 2017.

On November 20, 2017, Walgreens Boots Alliance issued the press release attached as Exhibit 99.1 hereto, informing its stockholders that Walgreens Boots Alliance does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that stockholders do not tender their shares in response to the offer because the offer is at a price below the current market price for Walgreens Boots Alliance shares and is subject to numerous conditions. Stockholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer by following the procedures described in TRC Capital’s offering documents. The offer is currently scheduled to expire at 12:01 a.m. New York City time on Wednesday, December 13, 2017. TRC Capital may extend the offering period at its discretion. Walgreens Boots Alliance is not associated in any way with TRC Capital, its mini-tender offer or the offer documentation.

Additional information concerning mini-tenders is included in the attached press release.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Press Release of Walgreens Boots Alliance, Inc. dated November 20, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: November 20, 2017	By:	/s/ Collin G. Smyser
	Title:	Vice President, Corporate Secretary